Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of iBio, Inc.:

We hereby consent to the incorporation by reference and use in this Prospectus constituting a part of the Registration Statement of iBio, Inc. (formerly iBioPharma, Inc.) on Form S-1 of our report dated September 28, 2009, appearing in the Annual Report on Form 10-K of iBio, Inc. as of and for the year ended June 30, 2009.

We also consent to the reference to us under the heading “Experts” in such Prospectus constituting a part of the Registration Statement.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
October 9, 2009